   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 1998
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                           SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

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                     AMERICAN BANKERS INSURANCE GROUP, INC.
                           -------------------------
                (Name of Registrant as Specified in Its Charter)

                              CENDANT CORPORATION
                           -------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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For Immediate Release


                         CENDANT INCREASES OFFER
                  FOR AMERICAN BANKERS TO $67 PER SHARE


Stamford, CT and Parsippany, NJ, March 16, 1998 -- Cendant Corporation
(NYSE: CD) announced today that it has increased its offer to buy American Bankers Insurance Group Inc. (NYSE: ABI) to a price of $67 per share. Cendant will purchase 23.5 million shares of American Bankers through a cash tender offer, and will pay $67 per share in Cendant shares for the remainder of American Bankers shares outstanding. The total consideration of Cendant's offer on a fully diluted basis is $3.1 billion, a 15.5% premium over AIG's $2.7 billion offered on the same basis. The tender offer will expire at 12:00 midnight, New York City time, on Friday, March 27, 1998.

"Since the commencement of our offer, it has been our belief that the acquisition of American Bankers should be based on value, and once again, we are offering a higher price for American Bankers than is AIG.

"We continue to expect the acquisition to be accretive in 1998, even at this new price. We remain committed to acquiring American Bankers because of the compelling strategic and economic benefits which will result from combining our direct marketing strengths, distribution channels and customer base with American Bankers' products and customer relationships," said Walter A. Forbes, Chairman, and Henry R. Silverman, President and Chief Executive Officer of Cendant.

The Information Agent for the Cendant offer is Innisfree M&A Incorporated. The Dealer Managers are Lehman Brothers and Merrill Lynch & Co.

Cendant (NYSE: CD) is the world's premier provider of consumer and business services. With a market capitalization in excess of $30 billion, it ranks among the 100 largest U.S. corporations. Cendant operates in three principal segments: Membership, Travel and Real Estate Services. In Membership Services, Cendant provides access to travel, shopping, auto, dining, and other services through more than 66.5 million memberships worldwide. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide, the premier provider of vacation exchange services and the second largest fleet management company. In Real Estate Services, Cendant is the world's premier franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. Headquartered in Stamford, CT and Parsippany, NJ, the company has more than 35,000 employees, operates in over 100 countries and makes approximately 100 million customer contacts annually.


Investor Contact:            Media Contact:           or:
Laura P. Hamilton            Elliot Bloom             Jim Fingeroth
Senior Vice President        Vice President           Kekst and Company
Corporate Communications     Public Relations
and Investor Relations       (973) 496-8414           (212) 521-4800
(203) 965-5114